                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-12

                               TRC Companies, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

              NOTICE OF ANNUAL MEETING TO BE HELD OCTOBER 27, 2000

TO OUR SHAREHOLDERS:

The Annual Meeting of Shareholders of TRC Companies, Inc. will be held Friday, October 27, 2000 at 10:00 a.m., at the Company's executive offices, 5 Waterside Crossing, Windsor, Connecticut, to consider and take action on the following items:

         1.       The election of four directors for the ensuing year;

         2. The ratification of an amendment to the Company's Stock Option Plan to increase by 750,000 the number of shares of Common Stock available for grants.

         3. The appointment of PricewaterhouseCoopers LLP as independent accountants for the Company for the fiscal year ending June 30, 2001; and

         4. Such other business as may properly come before the meeting or any adjournments thereof.

Shareholders of record at the close of business on September 8, 2000 will be entitled to vote at the meeting.

Shareholders who do not expect to attend the meeting and wish their shares voted pursuant to the accompanying proxy are requested to sign and date the proxy and return it as soon as possible in the enclosed reply envelope.

By Order of the Board of Directors



/s/Harold C. Elston, Jr.
Harold C. Elston, Jr.
Senior Vice President, Chief Financial Officer and Secretary


Dated at Windsor, Connecticut
September 18, 2000

                                 PROXY STATEMENT

GENERAL INFORMATION

         This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of TRC Companies, Inc. (the "Company") from the holders of the Company's Common Stock for the Annual Meeting (the "Meeting") to be held October 27, 2000, and any adjournments thereof. The giving of a proxy does not affect your right to vote should you attend the Meeting in person, and the proxy may be revoked at any time before it is voted by voting in person at the Meeting or by giving the Secretary of the Company a signed instrument revoking the proxy or a signed proxy of a later date. Each properly executed proxy not revoked will be voted in accordance with instructions therein. If no instructions are specified in the proxy, it is the intention of the persons named in the accompanying proxy to vote FOR the election of the nominees named therein as directors of the Company and FOR the matters described in items 2 and 3 in the Notice of Annual Meeting.

         The vote required for the election of directors and approval of the other proposals is set forth in the discussion of the proposals. Abstentions are not counted as votes "for" or "against" a proposal, but where the affirmative vote of a majority of the shares of Common Stock present or represented on a proposal is required for approval (Proposals 2 and 3), abstentions are counted in determining the number of shares present or represented. On proposals which require the affirmative vote of a majority of the outstanding shares for approval, abstentions have the same effect as a vote "against." New York Stock Exchange rules permit brokers to vote on Proposals 1 and 3 in instances where the broker has not received instructions from the beneficial owner of the shares.

         The Company's Annual Report, including financial statements, for the fiscal year ended June 30, 2000, is being mailed to shareholders along with the Notice of Annual Meeting and Proxy Statement. The financial statements and the discussion and analysis by management of the Company's results of operations and financial condition contained in the Annual Report of the Company for the fiscal year ended June 30, 2000 are incorporated herein by reference.

         The record date for determining those shareholders entitled to vote at the Annual Meeting was September 8, 2000. On that date, the Company had 6,988,842 shares of Common Stock outstanding and entitled to vote.* Each share of Common Stock is entitled to one vote.

         The mailing address of the Company's principal executive office is 5 Waterside Crossing, Windsor, CT 06095, and the approximate date on which this Proxy Statement and the form of proxy are first being sent to shareholders is September 29, 2000.

--------------------------
*Does not include 94,100 shares issued in connection with the acquisition of Hydro-Geo Consultants, Inc. which will not be votable until delivered in February 2003.

PRINCIPAL SHAREHOLDERS

         The table below sets forth information as of September 8, 2000 with respect to all persons known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock. Information in the table was reported to the Company by the beneficial owners on forms as required by the Securities and Exchange Commission.

             NAME AND ADDRESS OF                                 NUMBER OF SHARES                   PERCENT OF
               BENEFICIAL OWNER                                  BENEFICIALLY OWNED                COMMON STOCK
             -------------------                                 ------------------                ------------
Peter R. Kellogg                                                     1,000,000(1)                       14.1
  New York, New York
State of Wisconsin Investment Board                                    664,900                           9.4
  Madison, Wisconsin
Dimensional Fund Advisors Inc.                                         547,050                           7.7
  Santa Monica, California
Richard D. Ellison                                                     557,476(2)                        7.6
  Chairman, President,
  Chief Executive Officer,
  and Director of the Company
  Windsor, Connecticut

-------------------------

(1) See disclaimer of beneficial ownership contained in a Form 13G filed on February 11, 2000 with the Securities and Exchange Commission.

(2)      See Footnote, page 5.

ELECTION OF DIRECTORS

         The four individuals named in the following table have been nominated for election to the Board of Directors, each to serve for a one-year term and until his successor is duly elected and qualified. All of the nominees were elected directors at the 1999 Annual Meeting. Mr. Richard J. McGuire, Jr., a director since 1997, has decided not to stand for reelection in order to pursue other business interests. The Board is currently evaluating additional candidates for Board membership.

         Should any of such nominees decline or become unable to serve as a director prior to election, the persons named in the proxy will vote for the election of a substitute nominee, if any, designated by the Board of Directors. The Company has no reason to believe that any nominee will decline or be unable to serve.

                NAME, PRINCIPAL OCCUPATION                                                              SERVED AS
                DURING PAST FIVE YEARS AND                                                              DIRECTOR
               OTHER CORPORATE DIRECTORSHIPS                                              AGE             SINCE
               -----------------------------                                              ---             -----
Richard D. Ellison                                                                        61              1997
CHAIRMAN, PRESIDENT, CHIEF EXECUTIVE OFFICER AND
DIRECTOR OF THE COMPANY AND PRESIDENT
OF TRC ENVIRONMENTAL SOLUTIONS, INC.

Edward G. Jepsen                                                                          57              1989
EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
OF AMPHENOL CORPORATION

Edward W. Large, Esq.                                                                     70              1990
FORMERLY EXECUTIVE VICE PRESIDENT AND DIRECTOR
OF UNITED TECHNOLOGIES CORPORATION

J. Jeffrey McNealey, Esq.                                                                 56              1985
PARTNER IN THE LAW FIRM OF PORTER, WRIGHT, MORRIS & ARTHUR

         At the Annual Meeting of Shareholders held on October 22, 1999, approximately 95% of the total number of shares entitled to vote at that Meeting for the election of directors were represented in person or by proxy. More than 99% of the shares voting at that Meeting were cast in favor of each of the foregoing directors.

         The affirmative vote of a plurality of the votes cast at the Annual Meeting is required to elect each nominee.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE ABOVE NOMINEES AS DIRECTORS OF THE COMPANY.

BOARD MEETINGS AND COMMITTEES

         The Board of Directors held ten meetings during the fiscal year ended June 30, 2000. Dr. Ellison and Mr. McNealey were present at all meetings of the Board of Directors, and Messrs. McGuire and McNealey attended all but one of the meetings of the Board of Directors. All of the directors were present at all meetings of the committees of which they were members.

         The Audit Committee of the Board of Directors, currently composed of Messrs. Jepsen (Chairman), Large and McNealey, met three times during the fiscal year ended June 30, 2000. The Audit Committee, which is elected annually, reviews with PricewaterhouseCoopers LLP, the Company's independent accountants, the audit plan and the internal accounting controls for the Company and its subsidiaries, as well as the Company's consolidated financial statements. The Audit Committee reports to the Board of Directors. It also recommends to the Board the selection of the independent accountants for the Company. The members of the Audit Committee are "independent" as defined under rules of the New York Stock Exchange. The Audit Committee is governed by a Charter which has been adopted by the Board of Directors.

         The Compensation Committee of the Board of Directors, currently composed of Messrs. Large (Chairman), Jepsen and McNealey, met three times during the fiscal year ended June 30, 2000. The Committee approves the general salary scale for senior employees of the Company and its subsidiaries and specifically establishes the compensation package for the Chairman and the executive officers. The Committee's actions are discussed more fully in the Compensation Committee Report on Executive Compensation (see page 9).

         The Nominating Committee of the Board of Directors, currently composed of Messrs. McNealey (Chairman) and Large, met once during the fiscal year ended June 30, 2000. The Committee reviews the organization, structure, size and composition of the Board and recommends to the Board nominees to serve as directors.

COMPENSATION OF DIRECTORS

         Each non-employee director of the Company receives an annual retainer of $20,000. Directors who are also employees of the Company or any of the Company's subsidiaries receive no remuneration for serving as directors. In addition, the directors participate in the Company's Stock Option Plan. In lieu of receiving their retainers for fiscal 2001, Messrs. Large, Jepsen and McNealey each elected to receive options to purchase 5,333 shares of the Company's Common Stock. These options vest in equal quarterly installments over the year assuming continued service during that period. See Footnote 4 on page 6 for a further description of these options. In fiscal 2000, Messrs. Large, Jepsen and McNealey each received options to purchase 7,000 shares of the Company's Common Stock at an exercise price of $6.25 pursuant to the Company's Stock Option Plan on terms as described in Footnote 3 on page 6.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth as of September 8, 2000, the total number of shares of the Company's Common Stock beneficially owned by each director and named executive officer of the Company and all directors and executive officers as a group based upon information furnished by each director and executive officer.

                                                               SHARES BENEFICIALLY
                                                                  OWNED DIRECTLY                   PERCENT OF
NAME OF INDIVIDUAL OR GROUP                                      OR INDIRECTLY(1)                COMMON STOCK(2)
---------------------------                                      ----------------                ---------------
John H. Claussen                                                       97,687(3)                       1.4
Richard D. Ellison                                                    557,476(4)                       7.6
Glenn E. Harkness                                                      34,172(5)                        *
Edward G. Jepsen                                                      223,432(6)                       3.1
Miro Knezevic                                                         327,169(7)                       4.5
Edward W. Large                                                        72,232(6)                       1.0
Richard J. McGuire, Jr.                                               188,187(8)                       2.6
J. Jeffrey McNealey                                                    52,572(6)                        *
Michael C. Salmon                                                      44,333(9)                        *
All directors and executive officers as a group                     1,640,051(10)                     20.9
 (10 individuals)

----------------
*Indicates that the number of shares owned represents less than 1% of the Common Stock.

(1) Includes shares which may be acquired within sixty (60) days by the exercise of outstanding options and warrants.

(2) The number of shares that may be acquired within sixty (60) days by the exercise of outstanding options and warrants has been added to the number of shares actually outstanding for purposes of computing ownership percentages.

(3) Includes 89,417 shares that may be acquired by the exercise of outstanding stock options.

(4) Includes 224,166 shares that may be acquired by the exercise of outstanding options and warrants.

(5) Includes 28,832 shares that may be acquired by the exercise of outstanding stock options.

(6) Includes 42,332 shares that may be acquired by the exercise of outstanding stock options.

(7) Includes 161,667 shares that may be acquired by the exercise of outstanding options and warrants.

(8) Includes 35,332 shares that may be acquired by exercise of outstanding stock options.

(9) Includes 44,333 shares that may be acquired by the exercise of outstanding stock options.

(10) Includes 746,911 shares for directors and executive officers that may be acquired by the exercise of outstanding options and warrants.

COMPENSATION OF EXECUTIVE OFFICERS

         a) SUMMARY COMPENSATION TABLE

         The Summary Compensation Table that follows sets forth the compensation for services in all capacities earned by the Company's Chairman, Chief Executive Officer and President and the other four most highly compensated executive officers of the Company and its subsidiaries (the "named executive officers") for each of the three years in the period ended June 30, 2000.

                           SUMMARY COMPENSATION TABLE

                                                                                   Long-term
                                                                               Compensation(2,3)
                                                 Annual Compensation(1)        -----------------         All Other
     Name and                                  ---------------------------           Option                Compen-
Principal Position                  Year       Salary ($)       Bonus ($)6         Awards (#)           sation($)(8)
------------------                  ----       ----------       ----------         ----------           ------------
RICHARD D. ELLISON                  2000        $235,400(4)        $56,600           66,667(5)             $3,400
Chairman, President and             1999         244,000(4)          5,700           40,000                 3,200
 Chief Executive Officer            1998         336,300               -            100,000(4)                -

MIRO KNEZEVIC                       2000         118,400(4)         28,300           41,667(5)              2,400
Senior Vice President               1999         113,300(4)          2,900           15,000                 3,200
                                    1998         205,500               -            112,500(4)                -

JOHN H. CLAUSSEN                    2000         212,500(4)         28,300           21,667(5)              5,200
Senior Vice President               1999         192,800(4)          2,900           15,000                 4,900
                                    1998         198,300            25,000           25,000(4)              5,300

MICHAEL C. SALMON                   2000         180,000(7)         73,600           17,333(5)              3,500
Senior Vice President               1999             -                 -                -                     -
                                    1998             -                 -                -                     -

GLENN E. HARKNESS                   2000         185,400(4)         45,400           11,333(5)              5,400
Senior Vice President of TRC        1999         173,600(4)         11,400           10,000                 5,000
 Environmental Corporation          1998         161,900            10,000            5,000(4)              5,400

-------------------

(1) Pursuant to the rules on executive compensation disclosure adopted by the Securities and Exchange Commission, no amounts for executive perquisites and other personal benefits are shown because the aggregate dollar amount per executive is less than either $50,000 or 10% of annual salary and bonus.

(2) Options are granted at 100% of market price of the underlying Common Stock on the date of grant. The Company has not made any restricted stock awards and its long-term incentive awards to executive officers consist of stock options and bonuses, as discussed below in Footnote 6.

(3) All options granted in fiscal 1999 and certain options granted in fiscal 2000 have ten-year terms; one-third vest immediately upon grant and the remainder vest equally on the first and second anniversaries of grant.

(4) All options granted in fiscal 1998 have ten-year terms and vest in equal one-eighth increments in each of the eight fiscal quarters following the date of grant. Options were granted in fiscal 1998 in exchange for a reduction in cash compensation to grantees over the next two years with individuals receiving one option for every two dollars in aggregate salary reduction over such two-year period. As an example, Mr. Knezevic's grant of 112,500 options reflects a commitment of a cash salary reduction of $112,500 in each of the next two years or an aggregate salary reduction of $225,000. These options do not terminate on termination of employment except to the extent not then vested. Vesting may accelerate in certain change of control situations.

(5) Certain options granted in fiscal 2000 have ten-year terms and vest in equal one-quarter increments in each of the four fiscal quarters following the date of grant. These options were granted in exchange for a reduction in cash compensation to grantees over the following year with individuals receiving one option for every $3.75 in salary reduction over such one-year period. As an example, Mr. Knezevic's grant of 26,667 salary reduction options reflects a commitment of a cash salary reduction of $100,000 over the next year. These options do not terminate on a termination of employment except to the extent not then vested. Vesting may accelerate in certain change of control situations.

(6) In fiscal 1999, the Company adopted a five-year Key Person Group Bonus Plan which provides for bonus payments to key persons based upon the Company's earnings performance. The annual bonus pool and percentages allocated to various management levels are keyed to earnings targets.

(7) Mr. Salmon became an executive officer of the Company at the beginning of fiscal 2000.

(8) Amounts of all other compensation include contributions by the Company under 401(k) retirement and savings plans.

         b) OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth information concerning individual grants of options to purchase the Company's Common Stock during the 2000 fiscal year to the named executive officers. The Company does not have a program to grant stock appreciation rights.

                                   Individual Grants
------------------------------------------------------------------------------------------
                                                                                           Potential Realized Value
                                 Number of                                                  at Assumed Annual Rates
                                  Shares                                                  of Stock Price Appreciation
                                Underlying  % of Total Options   Exercise or                   for Option Term(2)
                                  Options       Granted in       Base Price   Expiration  ---------------------------
          Name                Granted(#)(1)    Fiscal Year         ($/Sh)        Date           5%           10%
----------------------------  ------------- ------------------- ------------- ----------   ----------    ---------
RICHARD D. ELLISON               40,000             8.3          $  6.250     10/21/09      $157,225      $398,425
Chairman, President and          26,667             5.5            10.875      6/16/10       182,384       462,179
 Chief Executive Officer         ------            ----                                    ---------     ---------
                                 66,667            13.8                                      339,609       860,604
                                 ------            ----                                    ---------     ---------

MIRO KNEZEVIC                    15,000             3.1             6.250     10/21/09        58,959       149,409
Senior Vice President            26,667             5.5            10.875      6/16/10       182,384       462,179
                                 ------             ---                                    ---------     ---------
                                 41,667             8.6                                      241,343       611,588
                                 ------             ---                                    ---------     ---------

JOHN H. CLAUSSEN                 15,000             3.1             6.250     10/21/09        58,959       149,409
Senior Vice President             6,667             1.4            10.875      6/16/10        45,598       115,550
                                -------             ---                                   ----------     ---------
                                 21,667             4.5                                      104,557       264,959
                                 ------                                                    ---------     ---------

MICHAEL C. SALMON                12,000             2.5             6.250     10/21/09        47,168       119,528
Senior Vice President             5,333             1.1            10.875      6/16/10        36,474        92,428
                                -------             ---                                    ---------    ----------
                                 17,333             3.6                                       83,642       211,956
                                 ------             ---                                    ---------     ---------

GLENN E. HARKNESS                10,000             2.1             6.250     10/21/09        39,306        99,606
Senior Vice President of TRC      1,333              .3            10.875      6/16/10         9,117        23,102
 Environmental Corporation        -----             ---                                   ----------    ----------
                                 11,333             2.4                                       48,423       122,708
                                 ------             ---                                    ---------     ---------

-----------------

(1) Options are granted at 100% of market price of the underlying Common Stock on the date of grant. Grants shown represent normal grants pursuant to the Stock Option Plan (top number as described in Footnote 3 on page 6) and option grants in exchange for a reduction in salary (bottom number as described in Footnote 5 on page 6).

(2) These amounts represent certain assumed rates of appreciation in accordance with Securities and Exchange Commission rules. The actual value, if any, that an executive officer may realize is dependent upon the future performance of the Common Stock and continued employment through the vesting period. Vesting may accelerate in certain change of control situations.

c) AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND OPTION VALUES AT FISCAL YEAR END

         The following table provides information with respect to the named executive officers concerning the exercise of stock options during the 2000 fiscal year and unexercised options held as of the end of the fiscal year.

                                                                     Number of shares          Value of Unexercised
                                                                  Underlying Unexercised      In-the-Money Options at
                         Shares Acquired                            Options at 6/30/00             6/30/00 ($)(1)
             Name        On Exercise (#)   Value Realized($)     Exercisable/unexercisable    Exercisable/unexercisable
------------------------ ---------------   -----------------     -------------------------    -------------------------
RICHARD D. ELLISON            -                    -               140,000       66,667         $966,667   $255,000
Chairman, President and
 Chief Executive Officer

MIRO KNEZEVIC                 -                    -               127,500       41,667          887,500    106,042
Senior Vice President

JOHN H. CLAUSSEN              -                    -                73,750       21,667          477,657     93,542
Senior Vice President

MICHAEL C. SALMON             -                    -                32,667       15,666          232,419     62,539
Senior Vice President

GLENN E. HARKNESS             -                    -                18,500       11,333          115,917     60,416
Senior Vice President
 of TRC Environmental
 Corporation

--------------------

(1) Based upon the closing price of the Company's Common Stock on June 30, 2000 of $11.50.

         d) EMPLOYMENT CONTRACTS AND TERMINATION/CHANGE-IN-CONTROL ARRANGEMENTS

         Pursuant to the Company's acquisition of Environmental Solutions, Inc. in March 1994, the Company entered into employment agreements with Richard D. Ellison and Miro Knezevic which automatically renew for one-year terms unless terminated. In fiscal 1999, the Company adopted a Termination Policy for Key Persons which provides for termination benefits ranging from three to twelve months of salary in the event of certain terminations of employment including those pursuant to a change of control.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors (the "Committee") is composed of three independent, outside directors. The Committee is responsible for establishing and administering the Company's executive compensation programs. The Committee seeks to achieve the following objectives:

         - Competitive pay that allows the Company to attract and retain personnel with skills critical to the long-term success of the Company;

         - Pay for performance to motivate and reward individual and team performance in attaining business objectives and maximizing shareholder value; and

         - Maintenance of compensation costs that enable the Company to remain competitive in the pricing of its services.

         The Company's executive compensation program includes three principal components: (1) base salary; (2) annual bonus; and (3) long-term incentive awards. It is the intent of the Committee to link executive compensation as directly as possible with the Company's financial performance.

BASE SALARY. Ranges of appropriate base salaries are determined by an analysis of salary data on positions of comparable responsibility within the Company's business sector. Committee approval of individual salary changes is based on performance of the executive against financial and strategic objectives and position of the executive in the competitive pay range. Consistent with the compensation philosophy discussed above, the Committee's preference will be to enhance annual bonuses and long-term awards rather than salaries when possible, given competitive salary conditions.

ANNUAL BONUS. In fiscal 1999, a five-year Key Person Group Bonus Plan was adopted. The Plan provides a sliding bonus scale to keep rewards in line with success with substantial awards to higher level executives, such as the Chairman, being based on extraordinary earnings performance.

LONG-TERM INCENTIVE AWARDS. The purpose of this element of the executive compensation program is to link management pay with the long-term interest of shareholders, rather than performance in one single fiscal year. The Committee is currently using ten-year stock options to achieve the long-term link and has adopted a vesting requirement for the first two years of the grant. The options are granted pursuant to the Company's Stock Option Plan. In fiscal 2000, Dr. Ellison's compensation consisted of a base salary of $235,400, a bonus of $56,600 and 66,667 stock options. In fiscal 1998, Dr. Ellison elected to receive options to purchase 100,000 shares of the Company's Common Stock in exchange for a reduction in his cash salary compensation of $100,000 in each of the next two years beginning June 1, 1998. Also, in fiscal 2000, Dr. Ellison elected to receive options to purchase 26,667 shares of the Company's Common Stock in exchange for a reduction in his cash salary compensation of $100,000 over the next fiscal year.

                    SUBMITTED BY THE COMPENSATION COMMITTEE:

                                 Edward W. Large
                                 Edward G. Jepsen
                                 J. Jeffrey McNealey

STOCK PERFORMANCE INFORMATION

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG TRC, S&P 500 INDEX AND INDEX OF PEER COMPANIES

         The annual changes for the five-year and thirty-nine month periods shown in the graphs on this and the following page are based upon the assumption that $100 had been invested in the Company's Common Stock on June 30, 1995 (as required by SEC rules) and April 2, 1997, respectively. The figures presented assume that all dividends, if any, paid over the performance periods were reinvested.

                        FIVE-YEAR CUMULATIVE TOTAL RETURN

                                 JUN-95         JUN-96          JUN-97          JUN-98          JUN-99         JUN-00
TRC                             $100.00       $  78.33        $  53.33        $  60.00        $  81.67        $153.33
S&P 500 INDEX                    100.00         126.00          169.72          220.91          271.18         290.84
PEER GROUP                       100.00          92.61           80.77          102.52           79.55          87.62

The companies included in the peer group are EA Engineering, Science and Technology, Inc., Ecology & Environment, Inc., GZA GeoEnvironmental Technologies, Inc., Harding Lawson Associates Group, Inc., Roy F. Weston, Inc. and Versar, Inc.

COMPARISON OF THIRTY-NINE MONTH CUMULATIVE TOTAL RETURN AMONG TRC, S&P 500 INDEX AND INDEX OF PEER COMPANIES

         This graph shows the cumulative total return since April 2, 1997 when Dr. Ellison became Chairman, President and Chief Executive Officer of the Company compared to the same indices shown in the previous graph, illustrating the relative performance of the Company during his tenure in that position.

                                THIRTY-NINE MONTH
                             CUMULATIVE TOTAL RETURN

                                 APR-97          JUN-97          JUN-98         JUN-99          JUN-00
TRC                             $100.00         $133.33         $150.00        $204.17         $383.33
S&P 500 INDEX                    100.00          118.54          154.30         189.41          203.14
PEER GROUP                       100.00           97.90          124.27          96.42          106.21

Information concerning the peer group and the Standard & Poor's 500 Index was supplied to the Company by Standard & Poor's Compustat, a division of The McGraw-Hill Companies.

CERTAIN TRANSACTIONS

         On March 21, 1994, a subsidiary of the Company acquired the business assets, liabilities and obligations of Environmental Solutions, Inc., an environmental engineering and consulting business headquartered in Irvine, California. The purchase price for the assets consisted of approximately $4.8 million in cash; a $14 million 5.75% three-year promissory note (the "Note"); and 459,770 shares of the Company's Common Stock. The stock was not deliverable until the end of 1999 and was delivered in December 1999. Dr. Ellison was a 75% shareholder and Mr. Knezevic a 25% shareholder of Environmental Solutions, Inc., and they are entitled to 75% and 25% of the purchase consideration, respectively. In July 1997, the Note was amended to increase the interest rate to the greater of the interest rate paid on the Company's bank debt or 7 3/4%, in exchange for an extension of the payment term on the remaining principal balance of $7 million. Pursuant to the amendment, the outstanding balance would be repaid in two equal installments of $3.5 million on July 1, 1998 and 1999. Also, in connection with the amendment of the Note, the Company issued a two-year (subsequently extended to a five-year) warrant to purchase 50,000 shares of the Company's Common Stock at an exercise price of $4.50. Interest on the Note was payable quarterly at 5 3/4% with the excess accruing and payable at final maturity. On July 1, 1999 the Company made the final principal and interest payment on the Note totaling $3,823,515. Dr. Ellison's spouse, brother-in-law and son-in-law were employed in the normal course of business by TRC Environmental Solutions, Inc. during fiscal 2000 at annual salaries (including bonus) of $80,685, $117,820 and $63,641, respectively.

RATIFICATION OF AMENDMENT TO THE STOCK OPTION PLAN

         In August 1979, the Company's Board of Directors adopted a non-qualified stock option plan, known as the TRC Companies, Inc. Stock Option Plan (the "Stock Option Plan"), which has been subsequently amended from time to time. The purpose of the Stock Option Plan is to permit the Company to attract and retain able employees for itself and its subsidiaries. All options granted under the Stock Option Plan are granted by the Company's full Board of Directors or the Compensation Committee, consisting of three members of the Company's Board of Directors who are not employees of the Company. As of June 30, 2000, options for 1,334,988 shares of Common Stock at an average exercise price of $6.03 per share were outstanding under the Stock Option Plan. In addition, on August 15, 2000 options for an aggregate of 221,000 shares were granted subject to shareholder ratification of this Amendment to the Plan.

         All options under the Stock Option Plan must be granted at a price equal to the fair market value of the Common Stock on the date the option is granted, and all outstanding options are granted at a price equal to the closing price of the Company's Common Stock on the date of grant. The amount of shares covered by outstanding options and the price for such shares will be appropriately adjusted in the event of certain changes in the Company's capitalization, as, for example, in the case of stock dividends or stock splits. Options may be granted for periods of up to ten years. The existing Stock Option Plan covers 189 employees and directors who are deemed key personnel bearing primary responsibility for the management, growth and protection of the Company's business. Most options have been granted for a term of ten years which vest one third upon grant and one third in each of the two years following grant. Vesting may accelerate in certain change-of-control conditions.

         Participants exercise options by tendering cash to the Company. In addition, a person exercising an option must pay to the Company the amount of money that is required to be withheld for income tax purposes. Recipients of Plan options will not realize income upon receiving such options; however, all option recipients will realize ordinary income equal to the difference between the option price and the fair market value of the underlying Common Stock on the date of exercise. Subject to compliance with applicable income tax withholding requirements, the Company is entitled to a deduction in an amount equal to the amount included in income by the employee.

         The Company's Board of Directors has decided to amend the Stock Option Plan to increase by 750,000 shares the number of shares of Common Stock for which options may be granted under the Stock Option Plan. At June 30, 2000, options for only 178,648 shares remain available for grant under the Stock Option Plan, and the Board of Directors believes that the continued ability to grant options under the Plan is critical to retaining and incentivizing key employees. The Board of Directors has the authority under the Stock Option Plan to increase the number of shares of Common Stock for which options may be granted pursuant to the Stock Option Plan without shareholder approval. However, the above described Amendment to the Stock Option Plan is being submitted for ratification by the Company's shareholders in order to comply with listing requirements of the New York Stock Exchange.

         Under the rules of the New York Stock Exchange, the increase in shares to be issued should be approved by a majority of votes cast on the proposal provided that the total vote cast represents over 50% of all securities entitled to vote.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO RATIFY THE AMENDMENT TO THE STOCK OPTION PLAN TO INCREASE BY 750,000 THE SHARES OF COMMON STOCK FOR WHICH OPTIONS MAY BE GRANTED UNDER THE STOCK OPTION PLAN.

APPOINTMENT OF INDEPENDENT ACCOUNTANTS

         The Board of Directors, upon recommendation of the Audit Committee, has nominated the firm of PricewaterhouseCoopers LLP to be independent accountants for the Company for the fiscal year ending June 30, 2001. PricewaterhouseCoopers LLP has been the Company's independent accountants for fourteen years. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and available to make statements and to respond to appropriate questions from shareholders. The affirmative vote of a majority of shares present and entitled to vote at the Meeting is required to approve this proposal.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS OF THE COMPANY.

2000 SHAREHOLDER NOMINATIONS AND PROPOSALS

         Shareholders who wish to suggest nominees for election to the Board of Directors at the 2001 Annual Meeting should write, on or before May 27, 2001, to the Secretary of the Company at 5 Waterside Crossing, Windsor, CT 06095, stating in detail the qualifications of such persons for consideration by the Nominating Committee of the Board of Directors.

         If any shareholder intends to present a proposal for consideration at the 2001 Annual Meeting of Shareholders, such proposal must also be received by the Secretary of the Company on or before May 27, 2001, in order to be included in the Company's Proxy Statement. Such proposals may be included in next year's Proxy Statement if they comply with certain rules and regulations established by the Securities and Exchange Commission.

OTHER BUSINESS

         As of the date of this Proxy Statement, the Board of Directors knows of no other matters that may be brought before the meeting. However, if any other matters do properly come before the meeting, the persons named in the enclosed proxy will vote upon them in their discretion and in accordance with their best judgment.

         A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WASHINGTON, D.C., IS AVAILABLE TO SHAREHOLDERS WITHOUT CHARGE UPON REQUEST. ADDRESS REQUESTS TO: TRC COMPANIES, INC., 5 WATERSIDE CROSSING, WINDSOR, CT 06095, ATTENTION: INVESTOR RELATIONS.

         The cost of preparing and mailing the Notice of Annual Meeting, Proxy Statement and Form of Proxy will be paid by the Company. The Company will request banks, brokers, fiduciaries and similar persons to forward copies of such material to beneficial owners of the Company's Common Stock in a timely manner and to request authority for execution of proxies, and the Company will reimburse such persons and institutions for their out-of-pocket expenses incurred in connection therewith. To the extent necessary in order to assure sufficient representation, officers and regular employees of the Company may solicit the return of the proxies by telephone, personal communication or other methods. The extent of this solicitation by personal contact will depend upon the response to the initial solicitation by mail. It is anticipated that the costs of solicitation, if undertaken, will not exceed $1,000.

                       By Order of the Board of Directors



                            /s/ Harold C. Elston, Jr.
                              Harold C. Elston, Jr.
          Senior Vice President, Chief Financial Officer and Secretary


Dated at Windsor, Connecticut
September 18, 2000

                     SOLICITED BY THE BOARD OF DIRECTORS OF

                               TRC COMPANIES, INC.

                                      PROXY


         I (We) hereby appoint Richard D. Ellison and Harold C. Elston, Jr. and each of them as proxies with power of substitution and revocation to vote all my
(our) shares of Common Stock in TRC Companies, Inc., at the Annual Meeting of Shareholders to be held October 27, 2000 at 10:00 a.m. at the executive offices of the Company at 5 Waterside Crossing, Windsor, Connecticut and at any adjournments thereof: (Please place mark in one box only.)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSALS:

ITEM 1 - Election of four (4) nominees for directors.

FOR           WITHHOLD               Richard D. Ellison, Edward G. Jepsen,
/ /             / /                  Edward W. Large and J. Jeffrey McNealey.

                                     TO WITHHOLD AUTHORITY TO VOTE FOR ANY
                                     INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S
                                     NAME ON THE LINE PROVIDED BELOW.

                                     ________________________________________

ITEM 2 - The ratification of an amendment to the Company's Stock Option Plan to increase by 750,000 shares the number of shares of Common Stock available for grants.

                  / / FOR               / / AGAINST                       / / ABSTAIN

ITEM 3 - The appointment of PricewaterhouseCoopers LLP as independent accountants for the Company for the fiscal year ending June 30, 2001.

                  / / FOR               / / AGAINST                       / / ABSTAIN

The Proxies named above will, in their sole discretion, vote upon such other matters as may properly come before the meeting and any adjournments thereof.

THIS PROXY WILL BE VOTED AS SPECIFIED ABOVE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE 4 NOMINEES FOR DIRECTOR AND FOR ITEMS 2 AND 3.

                                        Dated ___________________________, 2000

                                              _________________________________

                                              _________________________________

                                                        Signature(s)

                                              Please sign exactly as your name
                                              or names appear on this Proxy.
                                              Joint owners should each sign.
                                              Attorneys, executors,
                                              administrators, trustees or
                                              guardians should so indicate
                                              when signing.